Exhibit 99.1

PRESS RELEASE

Guardant Health Names Michael Bell as New Chief Financial Officer

REDWOOD CITY, Calif. December 11, 2020 (BUSINESS WIRE) — Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company, has named Michael Bell as the company’s new Chief Financial Officer (CFO) effective January 5, 2021. Michael will succeed Derek Bertocci who has retired after successfully ushering the company through its successful transition as a public company.

“I am delighted to welcome Michael Bell to our executive leadership team,” said Helmy Eltoukhy, Guardant Health CEO. “Michael is a proven business leader whose extensive experience leading the financial operations of leading clinical diagnostic and pharmaceutical companies will make a tremendous impact as we continue to position Guardant Health for the future and progress toward our goal of transforming cancer care across all stages of the disease.”

Helmy Eltoukhy adds, “I also wish Derek Bertocci the very best as he takes on this next chapter of his life. I am grateful for his trusted partnership in positioning Guardant Health for long-term growth. On behalf of the company and the Board of Directors, I thank Derek for his leadership and contributions to Guardant Health over the last four years.”

“I’m thrilled to join Guardant Health and contribute to the company’s profound mission of conquering cancer with data,” said Michael Bell. “The company is in a unique position to help cancer patients across all stages of the disease, and I look forward to working with the incredible team at Guardant Health to continue to scale and help serve even more cancer patients.”

Michael brings over 25 years of international finance and accounting experience to this role after working in clinical diagnostics, pharma, and public accounting. He was most recently the CFO of CareDx, and was formerly the CFO for Metabiota, Singulex, and Novartis Diagnostics. Prior, Michael worked in public accounting at Ernst & Young and Deloitte. Michael holds a Bachelor of Science degree in Mathematics with Computing from the University of Leicester in the United Kingdom, and is a Fellow of the Institute of Chartered Accountants in England & Wales.

About Guardant Health

Guardant Health is a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary blood tests, vast data sets and advanced analytics. The Guardant Health Oncology Platform leverages capabilities to drive commercial adoption, improve patient clinical outcomes and lower healthcare costs across all stages of the cancer care continuum. Guardant Health has launched liquid biopsy-based Guardant360®, Guardant360 CDx and GuardantOMNI® tests for advanced stage cancer patients. These tests fuel development of its LUNAR program, which aims to address the needs of early stage cancer patients with neoadjuvant and adjuvant treatment selection, cancer survivors with surveillance, asymptomatic individuals eligible for cancer screening and individuals at a higher risk for developing cancer with early detection.

Investor Contact:

Carrie Mendivil

investors@guardanthealth.com

Media Contact:

Anna Czene

press@guardanthealth.com

Courtney Carroll

courtney.carroll@uncappedcommunications.com